Exhibit 99.1

FXCM AMENDS STOCKHOLDER

RIGHTS PLAN

NEW YORK and London – January 26, 2016 — FXCM Inc. (NYSE:FXCM), today announced that its board of directors has voted to extend and amend the terms of the company’s stockholder rights plan. The rights have been amended in order to protect the interests of the company and its stockholders by helping preserve the value of the company’s net operating loss carryforwards and tax credits. The amended rights plan is similar to shareholder rights plans adopted by several other public companies with significant net operating loss carryforwards.

In addition to protecting the company’s net operating loss carryforwards and tax credits, the amended rights plan, by maintaining the fundamental features of the rights plan adopted in 2015, is designed to assure that all stockholders of the company receive fair and equal treatment in the event of any proposed takeover of the company, to guard against two-tier or partial tender offers, open market accumulations and other tactics designed to gain control of the company without paying all stockholders a fair price, and to enhance the board’s ability to negotiate with a prospective acquirer.

The amendment was not adopted in response to any effort to acquire control of FXCM.

Effect of the Amendment

Each right initially entitles stockholders to buy one one-thousandth of a share of the Series A Junior Participating Preferred Stock of the company, at an initial exercise price of $44.12, in the event the rights become exercisable. As amended, the rights generally become exercisable if a person or group becomes the beneficial owner of 4.9% or more of (a) the outstanding Class A common stock of the company or (b) the fair market value of all capital stock of the company. Prior to this amendment, the beneficial ownership percentage threshold to trigger the rights plan was 10% of all voting securities, a trigger that, after this amendment, remains in place in addition to the above mentioned 4.9% trigger.

Any person or group that owns 4.9% or more of FXCM’s outstanding Class A common stock or the fair market value of all capital stock of the company as of January 26, 2016 will not trigger exercisability of the rights, so long as they do not acquire any additional shares. In each case, rights held by the person or group triggering the rights will become void and will not be exercisable.

The rights will expire on January 26, 2019, unless the rights are earlier redeemed or exchanged in accordance with the rights plan or the rights plan is earlier terminated by the company’s board of directors.

Additional information with respect to the rights plan, including the amendment, will be contained in the Current Report on Form 8-K that the company is filing with the Securities and Exchange Commission. A copy of the Form 8-K can be obtained at the SEC’s Internet website at www.sec.gov.

Disclosure Regarding Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995, which reflect FXCM's current views with respect to, among other things, its operations and financial performance in the future, and the potential impact to FXCM of the cybersecurity incident described in a press release distributed on October 1, 2015. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about FXCM's industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the events that took place in the currency markets on January 15, 2015 and their impact on FXCM's capital structure, risks associated with FXCM's ability to recover all or a portion of any capital losses, risks relating to the ability of FXCM to satisfy the terms and conditions of or make payments pursuant to the terms of the credit agreement with Leucadia, risks related to FXCM's dependence on FX market makers, market conditions, risks associated with the outcome of any potential litigation or regulatory inquiries to which FXCM may become subject as a result of this cybersecurity incident, risks associated with potential reputational damage to FXCM resulting from this cybersecurity incident, the outcome of FXCM's ongoing investigation (including FXCM's potential discovery of additional information relating to this cybersecurity incident) and the extent of remediation costs and other additional expenses that may be incurred by FXCM as a result of this security incident, and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K and other reports or documents FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov. This information should also be read in conjunction with FXCM's Consolidated Financial Statements and the Notes thereto contained in FXCM's Annual Report on Form 10-K, and in other reports or documents the FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a leading provider of online foreign exchange (forex) trading, CFD trading, spread betting and related services. Our mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market.

Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

CONTACT:	FXCM Inc.

Jaclyn Klein, 646-432-2463

Vice-President, Corporate Communications

jklein@fxcm.com

investorrelations@fxcm.com

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